EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 22, 2009, accompanying the consolidated financial statements and schedule included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the fiscal year ended September 27, 2009, which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Irvine Sensors Corporation’s ability to continue as a going concern. We hereby consent to the incorporation by reference of said report in this Registration Statement on Form S-8.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Irvine, California
December 22, 2009